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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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Glacier Bancorp, Inc.

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GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 25, 2007
4:00 p.m. Mountain Time
     To the Shareholders of Glacier Bancorp, Inc:
     We cordially invite you to attend the 2007 Annual Shareholders Meeting of Glacier Bancorp, Inc. at the Red Lion Hotel, 20 North Main, Kalispell, Montana. The meeting’s purpose is to vote on the following proposal, together with any other business that may properly come before the meeting:
1,	Election of Directors. The Board has nominated for election current directors James M. English, Jon W. Hippler and Douglas J. McBride for three-year terms expiring in 2010 and until their successors are elected and have qualified.

2.	Other Business. To act on such other matters as may property come before the meeting or any adjournments or postponements.
     If you were a shareholder of record on March 1, 2007, you may vote on the proposal presented at the Annual Meeting in person or by proxy. We encourage you to promptly complete and return the enclosed proxy card, in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting in person, you may withdraw your proxy and vote your shares.
     Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. You will note that this year’s proxy materials have been expanded to include the additional information required by the SEC’s new executive compensation rules. The directors, officers, and personnel who serve you genuinely appreciate your continued interest as a shareholder in the affairs of the Company and in its growth and development.

March 30, 2007	BY ORDER OF THE BOARD OF DIRECTORS

James H. Strosahl, Secretary
YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy Card and return it in the enclosed postage prepaid envelope. You do not need to retain the proxy in order to be admitted to the Annual Meeting. If you attend the Annual Meeting, you may vote either in person or by proxy. You may revoke any proxy that you have given either in writing or in person at any time prior to the proxy’s exercise.

 i

GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
(406) 756-4200
PROXY STATEMENT
     Meeting Information. This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about March 30, 2007, for use in connection with the Annual Meeting of Shareholders of Glacier Bancorp, Inc. (the “Company” or “Glacier”) to be held on Wednesday, April 25, 2007. In this Proxy Statement, the term “we” and “us” refers to Glacier Bancorp, Inc.
     Solicitation of Proxies. The Board of Directors is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors and officers and by our banking subsidiaries:

•	Glacier Bank	•	Western Security Bank

•	Glacier Bank of Whitefish	•	Citizens Community Bank

•	First Security Bank of Missoula	•	First National Bank of Lewistown

•	Valley Bank of Helena	•	Western Bank of Chinook

•	Big Sky Western Bank	•	1st Bank

•	Mountain West Bank	•	First National Bank of Morgan
     It is not expected that we will engage an outside proxy solicitation firm to render proxy solicitation services. However, if we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview.
     Record Date. If you were a shareholder on March 1, 2007, you are entitled to vote at the Annual Meeting. There were approximately 52,629,597 shares of common stock outstanding on the Record Date.
     Quorum. The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
Voting on Matters Presented
     Election of Directors. The three nominees for election as directors at the Annual Meeting with three-year terms to expire in 2010 who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
     Voting of Proxies. Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees listed in this Proxy Statement. Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us of a subsequently dated proxy, or (3) notifying us at the Annual Meeting before the shareholder vote is taken.

     Voting of Proxies by Shareholders of Record and by Beneficial Owners. A significant percentage of Glacier shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
     Shareholders of Record. If your shares are registered directly in your name with Glacier’s transfer agent, American Stock Transfer, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by Glacier. As the shareholder of record, you have the right to grant your voting proxy directly to Glacier or to vote in person at the Annual Meeting. The Company has enclosed a proxy card for you to use.
     Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. If you are a beneficial owner of Glacier shares and do not provide the shareholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes.
     Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals. A “broker non-vote” occurs when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the proposal is not routine and the broker therefore lacks discretionary authority to vote the shares, and (2) the beneficial owner does not submit voting instructions to the broker. The election of directors is considered a “routine” proposal, and your brokerage firm can vote your shares in its discretion on this proposal.
Voting in Person at the Annual Meeting
     Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting.
     Beneficial Owner. Shares held in street name may by voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.

BUSINESS OF THE MEETING
     The only matter that is being presented for consideration by our shareholders at the Annual Meeting is the election of directors.
Election of Directors
General
     Our Articles of Incorporation and Bylaws allow the Board to set the number of directors on the Board within a range of seven to 17. The Articles also authorize the Board to fill vacancies that occur on the Board. Glacier’s Board currently consists of nine directors, including Douglas J. McBride who was appointed to the Board in September 2006 in anticipation of the vacancy that would be caused by John MacMillan’s retirement in December 2006. Accordingly, in connection with the Annual Meeting, the Board has set the number of directors at nine.
     Directors are elected for terms of three years or until their successors are elected and qualified. So long as the Company has nine or more directors, our Articles of Incorporation provide for staggered terms, with approximately one-third of the directors elected each year. Montana law and our Articles of Incorporation require that our classes of directors be of as near-equal size as possible.
     Accordingly, our Nominating/Corporate Governance Committee has recommended, and the Board has nominated James M. English, Jon W. Hippler and Douglas J. McBride for election as directors for three-year terms to expire in the year 2010. If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee. We are not aware of any nominee who will be unable to or refuses to serve as a director.
     In December 2005, John S. MacMillan retired as Chairman of the Board of Glacier, a position that he held for 13 years and in December 2006 he resigned as a director. Mr. MacMillan enjoyed a 31-year career with the Company prior to retiring from active management in June 1998, ending his career as President and CEO. We thank John for his many years of dedicated service to the Company.
Vote Required and Board Recommendation
     The three nominees for election as directors at the Annual Meeting with three-year terms to expire in 2010 who receive the highest number of affirmative votes will be elected.
     The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board.

INFORMATION WITH RESPECT TO NOMINEES
AND OTHER DIRECTORS
     The following table sets forth certain information with respect to the director nominees and the other continuing directors, including the number of shares beneficially held by each. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options or other rights that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned. All share amounts have been adjusted for applicable stock splits and stock dividends.

	Age as of				Amount and Nature of Beneficial
	January 15,		Director	Term	Ownership of Common Stock as of
Name	2007	Position	Since	Expires	January 15, 2007 (1)
NOMINEES FOR DIRECTOR

Term Expiring in 2010

James M. English	62	Director, Director of Mountain West Bank	2004	2010	42,268	(.081%)(2)

Jon W. Hippler	62	Director, Director/President/CEO of Mountain West Bank	2000	2010	40,957	(.078%) (3)

Dr. Douglas J. McBride	54	Director, Director of Western Security Bank	2006	2010	7,067	(.013%) (4)

CONTINUING DIRECTORS

Michael J. Blodnick	54	Director, President and CEO	1993	2008	404,462	(.773%) (5)

Allen J. Fetscher	61	Director, Chairman of First Security Bank of Missoula	1996	2008	381,321	(.728%) (6)

John W. Murdoch	64	Director, Director of Big Sky Western Bank	2005	2008	11,152	(.021%) (7)

Craig A. Langel	56	Director	2005	2009	66,834	(.128%) (8)

L. Peter Larson	68	Director	1985	2009	887,450	(1.695%) (9)

Everit A. Sliter	68	Chairman of Glacier and Glacier Bank	1973	2009	421,115	(.804%) (10)

(1)	The number and percentages shown are based on the number of shares of Glacier common stock deemed beneficially held under applicable regulations, including options or other rights exercisable on or before March 16, 2007 (60 days after January 15, 2007), and have been adjusted for stock splits and stock dividends.

(2)	Includes 5,517 shares held in an IRA for the benefit of Mr. English; 12,085 shares owned jointly with Mr. English’s wife; and 24,666 shares that could be acquired by Mr. English within 60 days by the exercise of options.

(3)	Includes 24,745 shares owned jointly with Mr. Hippler’s wife, all of which have been pledged as collateral towards a line of credit; and 16,212 shares that could be acquired within 60 days by the exercise of options.

(4)	Includes 366 shares held as trustee for Dr. McBride’s children and 6,701 shares that could be acquired by Dr. McBride within 60 days by the exercise of options.

(5)	Includes 224,390 shares held jointly with Mr. Blodnick’s wife; 92,647 shares owned by Mr. Blodnick’s wife; 4,122 shares for which Mr. Blodnick is custodian for his children; 27,459 shares held for Mr. Blodnick’s account in the Company’s Pension and Profit Sharing Plans; 26,802 shares held in an IRA account for the benefit of Mr. Blodnick’s wife; and 22,209 shares that could be acquired within 60 days by the exercise of stock options.

(6)	Includes 83,724 shares owned by Mr. Fetscher’s wife; 68,477 considered beneficially held as Trustee for shares held in a trust for the benefit of Mr. Fetscher’s children; 129,566 held by a family corporation, of which Mr. Fetscher is a principal; 1,803 shares held by Mr. Fetscher’s SEPP IRA; and 14,857 shares that could be acquired within 60 days by the exercise of stock options.

(7)	Includes 5,221 shares held in a family trust for which Mr. Murdoch has voting and dispositive power and 5,931 shares that could be acquired within 60 days by the exercise of stock options.

(8)	Includes 11,155 shares that could be acquired within 60 days by the exercise of stock options.

(9)	Includes 1,897 shares owned by Mr. Larson’s wife’s IRA; 834 shares held by Mr. Larson’s IRA; 871,812 held in a living trust; and 12,907 shares that could be acquired within 60 days by the exercise of stock options.

(10)	Includes 201,512 shares held jointly with Mr. Sliter’s wife; 3,444 shares held in a family partnership; and 14,857 shares that could be acquired within 60 days by the exercise of stock options.
Background of Nominees and Continuing Directors
Director Nominees
     James M. English was appointed to the Glacier Board in February 2004. Mr. English is an attorney in limited private practice as a sole practitioner of the English Law Firm in Hayden, Idaho. Prior to forming his law firm, Mr. English served from 1996 – 2000 as the President and Chief Operating Officer for Idaho Forest Industries, Inc., a lumber manufacturing company where Mr. English was involved in the real estate development and retail sales of building products. Mr. English earned his law degree and business degree in finance at the University of Idaho. Mr. English has served as a director of Mountain West Bank since 1996. Mr. English is also a director of Bennett Industries, Inc., a family-owned company that owns several timber-related entities, including Bennett Forest Industries, Inc., a lumber manufacturer, and Rosebud Horse Bedding, LLC, a manufacturer of horse bedding.
     Jon W. Hippler has been the President and CEO of Mountain West Bank since its formation in 1993. Mr. Hippler became a director of Glacier as a result of the Company’s acquisition of Mountain West Bank in February 2000.
     Douglas J. McBride was appointed a director of Glacier in September 2006. Dr. McBride has been an optometrist in Billings for 28 years. He is the current President of the Montana State Board of Examiners for Optometry, of which he has been a member since 1993, and is also the Chairman of the Advisory Board for TLC Laser Eye Center in Billings. Dr. McBride also serves as a director of the Company’s subsidiary, Western Security Bank.

Continuing Directors
     Michael J. Blodnick was appointed President and Chief Executive Officer of Glacier in July 1998. Prior to that time, he served as the Executive Vice President and Secretary of the Company since 1994 and 1993, respectively. Mr. Blodnick currently serves as a director of the following Company subsidiaries: Valley Bank, Big Sky Western Bank, Western Security Bank, 1st Bank, Citizens Community Bank, First National Bank of Lewistown and First National Bank of Morgan. Mr. Blodnick has been employed by Glacier Bank since 1978.
     Allen J. Fetscher was appointed to the Board of Directors of Glacier in December 1996, and he serves as the Chairman of the Company’s Compensation Committee. Mr. Fetscher also serves as the Chairman of First Security Bank. Mr. Fetscher is the President of Fetscher’s, Inc., an investment and real estate development company. He is also the Vice President of American Public Land Exchange Co., Inc. and the owner of Associated Agency, a company involved in real estate.
     Craig A. Langel was appointed a director of Glacier in December 2005. Mr. Langel has served the accounting profession for 33 years and is both a Certified Public Accountant and a Certified Valuation Analyst. He is president and majority shareholder of Langel & Associates, P.C., a consulting and tax services firm. Through the auspices of Western CPE and the University of Montana, Mr. Langel also teaches continuing education courses for Certified Public Accountants, including annual tax updates, tax planning, valuation issues, and business advisory services. In addition, Mr. Langel is the owner and CEO of CLC Restaurants, Inc., which owns and operates Taco Bell and KFC restaurants in Montana, Idaho, and Washington. Concurrently, he is serving a two-year term as President of FRANMAC, the national organization of Taco Bell franchisees. Until his retirement in December 2005, Mr. Langel served for 21 years as a director of Glacier’s subsidiary, First Security Bank.
     L. Peter Larson has been the CEO of American Timber Company, a small timber harvesting company, since 1978. Mr. Larson has served as a director of the Company and/or Glacier Bank since 1985, and he is the Chairman of the Company’s Nominating/Corporate Governance Committee.
     John W. Murdoch was appointed a director of Glacier in September 2005. Mr. Murdoch has worked in the ranch and home industry for the past 36 years and since 1994 has been the owner of Murdoch’s Ranch & Home Supply, LLC, a ranch and home retail operation. Mr. Murdoch currently serves as a director of the Company’s subsidiary, Big Sky Western Bank of Bozeman, as well as of the Montana State University College of Business, Montana 4-H Foundation and Mid-States Distributing Co., Inc. Mr. Murdoch is also past President of Mid-States Distributing Co., Inc.
     Everit A. Sliter has served as a director of the Company and/or Glacier Bank since 1973, and was appointed Chairman of Glacier in December 2005. Mr. Sliter is the Chairman of the Company’s Audit Committee and is also the Chairman of Glacier Bank. Mr. Sliter was a partner of Jordahl & Sliter, a certified public accounting firm, from 1965 to August 2003. Since August 2003, Mr. Sliter has been an employee of Jordahl & Sliter.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
     The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. Glacier operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Board periodically reviews Glacier’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes Oxley Act of 2002 (“Sarbanes Act”), related SEC rules and the listing standards of Nasdaq.
Code of Ethics
     The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.
     You can access our current Code of Ethics for Senior Financial Officers, Audit, Compensation and Nominating/Corporate Governance Committee charters and Corporate Governance Policy by visiting the Company’s Website and clicking on the Corporate Governance link on the Company’s home page (www.glacierbancorp.com), or by writing to: Glacier Bancorp, Inc., c/o the Corporate Secretary, 49 Commons Loop, Kalispell, Montana, 59901.
Director Independence
     The Board has analyzed the independence of each director and nominee in accordance with the Nasdaq rules and has determined that the following members of the Board meet the applicable laws and listing standards regarding “independence” required by Nasdaq, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending with the directors, each of which were made on the same terms as comparable transactions made with other persons. Such arrangements are discussed in detail in the section entitled “Transactions with Management.”
     Based on these standards, the Board determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder:

James M. English	Douglas J. McBride
Allen J. Fetscher	John W. Murdoch
Craig A. Langel	Everit A. Sliter
L. Peter Larson
     In addition, based on such standards, the Board determined that neither Michael J. Blodnick nor Jon W. Hippler are independent because each serve as an executive officer of the Company or one of its bank subsidiaries.

Stock Ownership Guidelines
     The Board of Directors has approved stock ownership guidelines for its members, which are intended to help closely align the financial interests of the directors with those of Glacier’s shareholders. Within two years from when they are first appointed or elected to the Board, directors are required to own shares of Glacier common stock with a market value of at least $100,000. All of the current Glacier directors have exceeded this ownership requirement, except for Dr. McBride, who joined the Board in 2006.
Shareholder Communications with the Board of Directors
     The Company and the Board of Directors welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Glacier Bancorp, Inc., 49 Commons Loop, Kalispell, Montana 59901. A copy of such written communication will also be sent to the Company’s CEO. If the Chairman and the CEO determine that such communications are relevant to and consistent with the Company’s operations and policies, such communications will be forwarded to the entire Board for review and consideration.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors met 15 times during the fiscal year. Each director attended at least 75% of the meetings of the Board and of the committees on which he served. Glacier encourages, but does not require, the directors to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting. The Board of Directors has established, among others, an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.
     The following table shows the membership of the various committees.
Committee Membership

Name	Audit	Compensation	Nominating
James M. English	☑	☑	☑
Allen J. Fetscher	☐	☑*	☑
Craig A. Langel	☑	☑	☑
L. Peter Larson	☑	☑	☑*
Douglas J. McBride **	☑	☑	☑
John W. Murdoch	☑	☑	☑
Everit A. Sliter	☑*	☑	☑

*	Committee Chair

**	Dr. McBride was appointed to the committees in September 2006.

     Audit Committee. The Audit Committee is comprised of six directors (including Dr. McBride who joined the committee in September 2006), each of whom are considered “independent” as defined by the Nasdaq listing standards. The Board has determined that both Mr. Langel and Mr. Sliter meet the definition of “audit committee financial expert” as defined by rules adopted by the SEC under the Sarbanes Act.
     The Committee operates under a formal written charter adopted by the Board of Directors. As part of its periodic review of audit committee-related matters, the Audit Committee has received updates on the relevant requirements of the Sarbanes Act, the revised rules of the SEC and the corporate governance listing standards of Nasdaq.
     The Audit Committee is responsible for the oversight of the quality and integrity of Glacier’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:
•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of Glacier’s independent auditors to perform audit and non-audit services and related fees;

•	meet independently with Glacier’s internal auditing department, independent auditors and senior management;

•	review the integrity of Glacier’s financial reporting process;

•	review Glacier’s financial reports and disclosures submitted to Bank regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	reviews and approves related person transactions.
     The Audit Committee held 14 meetings during the year.
     Compensation Committee. The Compensation Committee is comprised of seven directors (including Dr. McBride who joined the committee in September 2006), each of whom are considered “independent” as defined by the Nasdaq listing standards. The Compensation Committee reviews the performance of the Company’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. In determining the CEO’s compensation, the Committee evaluated several performance factors, including the Company’s financial results, levels of compensation of the Company’s peers and the report of our compensation consultants, Watson-Wyatt. In 2005, the Committee independently retained Watson Wyatt Company to assist the Committee in its deliberations regarding executive compensation. The mandate of the consultant was to serve the Company and work for the Committee in its review of executive compensation practices, including designing our long-term incentive program. A complete description of the executive compensation process is described in the “Compensation Discussion and Analysis.”

     In addition, the Compensation Committee:
•	recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	reviews all employee benefit plans;

•	makes determinations in connection with compensation matters as may be necessary or advisable; and

•	recommends, if appropriate, revisions to the compensation and benefit arrangements for directors.
     The Compensation Committee operates under a formal written charter. The Compensation Committee met two times during the year for the purposes of reviewing salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and reviewing and recommending to the full Board the grant of stock awards for executive officers.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee (“Nominating Committee”) is comprised of seven directors (including Dr. McBride who joined the committee in September 2006), each of whom are considered “independent” as defined by the Nasdaq listing standards. The Committee is responsible for nominating a slate of directors for election at Glacier’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size and committee structure and appointments; and (ii) developing and reviewing corporate governance principles applicable to Glacier and its subsidiaries. The Committee operates under a formal written charter approved by the Board of Directors. The Nominating Committee met 11 times during 2006.
     The Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. We do not anticipate that the Committee will adopt specific minimum qualifications for Committee-recommended nominees, but that the Committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Nominating Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation of Glacier’s market areas.

Report of Audit Committee
     The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Audit Committee consists of the directors listed below. The Board of Directors has determined that (i) the current membership of the Audit Committee meets the independence requirements as defined under the Nasdaq listing standards; and (ii) Everit A. Sliter and Craig A. Langel each meet the “audit committee financial expert” qualifications, as required by the Sarbanes Act and the Nasdaq listing standards.
     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing Glacier’s financial reporting processes on behalf of the Board of Directors.
     The Audit Committee has met and held discussions with management and the Company’s independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
     Our independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.
     Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent auditors noted above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.
Audit Committee Members
Everit A. Sliter (Chairperson) t James M. English
Craig A. Langel t L. Peter Larson t Douglas J. McBride t John W. Murdoch
COMPENSATION OF DIRECTORS
     Directors receive compensation in the form of cash and, as applicable, awards in the form of restricted stock or stock options. The Company does not pay directors who are also employees of the Company additional compensation for their service as directors.
     The following table shows compensation paid or accrued for the last fiscal year to Glacier’s non-employee directors. Neither Mr. Blodnick nor Mr. Hippler are included in the table as they are employees of the Company or a subsidiary, and thus, receive no compensation for their services as a director. The footnotes to the table describe the details of each form of compensation paid to directors.

2006 Director Compensation Table

			Change in
			Pension
			Value and
			Nonqualified
	Fees Earned or	Option	Deferred
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)	Earnings	($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)
James M. English	$32,850	$16,175	$1,336	$50,361
Allen J. Fetscher	38,075	16,175	—	54,250
Craig A. Langel	18,600	16,175	—	34,775
L. Peter Larson	21,909	16,175	15,209	53,293
Douglas J. McBride	14,250	8,088	747	23,085
John W. Murdoch	27,950	16,175	394	44,519
Everit A. Sliter	48,609	16,175	6,848	71,632

(1)	Directors are paid an annual retainer of $18,600 and receive additional compensation for services performed as committee members. Messrs. English, Fetscher, McBride, Murdoch and Sliter also receive compensation as directors of Glacier’s subsidiary banks. Amount includes Board and committee fees earned or deferred in 2006.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and include amounts awarded in 2006. Assumptions used to calculate this amount are included in the footnotes to Glacier’s audited financial statements for the fiscal year ended 2006, included in the Company’s accompanying Annual Report. The options expire five years from the date of grant and vest six months from the date of grant.

At fiscal year end, the non-employee directors had in the aggregate outstanding stock option awards to purchase shares of the Company as follows: Mr. English 24,663 shares; Mr. Fetscher 14,857 shares; Mr. Langel 11,155 shares; Mr. Larson 12,907 shares; Dr. McBride 6,701 shares; Mr. Murdoch 5,931 shares; and Mr. Sliter 14,857 shares.

(3)	Above market earnings on deferred compensation are credited at one-half of the Company’s current year return-on-equity, or eight percent rate in 2006.
Cash Compensation
     Non-employee directors of the Company are paid an annual retainer of $18,600 as compensation for their services as director. Chairs of the Audit, Compensation and Nominating/Corporate Governance Committee received an additional retainer of $1,200, and the Chairman of Board receives an additional retainer of $5,400. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Deferred Compensation Plan, the material terms of which are described under the section “Executive Compensation — Deferred Compensation Plan.”

Equity Compensation
     Directors’ Stock Option Plan. The Board of Directors has adopted and the shareholders approved the Directors’ Stock Option Plan (“Director Plan”) for outside directors. From time to time, the Board and the shareholders have amended the Director Plan to increase the number of shares available for issuance to outside directors. Under the Director Plan, a set number of shares of common stock are reserved for issuance upon the exercise of nonqualified stock options granted to non-employee directors of the Company and each of the Company’s subsidiary banks.
     From time to time, Glacier authorizes the grant of nonqualified options to its directors of the Company and its subsidiary banks. These options allow the director to purchase shares of common stock at a price equal to the fair market value (closing price) of the common stock on the date of grant. Each option granted under the DSOP vests six months following the date of grant and expires upon the earlier of five years following the date of grant or three years following the date the optionee ceases to be a director, except in the event of death, in which case the period is one year from the date of death. As of the Record Date, an aggregate of 1,508,140 shares remained available for future grant (as adjusted for subsequent stock splits and stock dividends).
EXECUTIVE COMPENSATION
     The following section describes the compensation that Glacier pays its Chief Executive Officer, Chief Financial Officer and each other executive officer who in 2006 earned total compensation exceeding $100,000 (the “Named Executive Officers”), consisting of the following persons.
•	Michael S. Blodnick, Chief Executive Officer

•	James H. Strosahl, Chief Financial Officer

•	Jon W. Hippler, President and CEO Mountain West Bank and a Director

•	William L. Bouchee, CEO First Security Bank of Missoula and formerly a Director
This section includes:
•	the Compensation Discussion and Analysis (“CD&A”) of management on executive compensation;

•	the Summary Compensation Table (on page 21) and other tables detailing the compensation of the Named Executive Officers; and

•	narrative disclosure about various compensation plans and arrangements and post employment and termination benefits.
Compensation Discussion and Analysis
     The Board has established a Compensation Committee (“the Committee”) which is responsible for planning and establishing, and monitoring overall compliance with, our compensation policies. The Committee consists only of independent non-employee directors and operates under a written charter approved by the Board.

Executive Compensation Philosophy
     The quality of our employees, including our executive team, is critical to executing on our community banking philosophy, emphasizing personalized service combined with the full resources of a larger banking organization. To meet our primary goal of attracting, retaining and incentivizing highly-qualified executives and employees within the context of our corporate culture, our compensation programs are designed with the following principles in mind:
•	We are committed to providing effective compensation and benefit programs that are competitive for both within our industry and with other relevant organizations with whom our banks compete for employees.

•	Our programs are designed to encourage and reward behaviors that ultimately contribute to the achievement of organizational goals.

•	Pay programs and practices reinforce our commitment to providing a work environment that promotes respect, teamwork, and individual growth opportunities.
     Consistent with this overall philosophy, we have designed our compensation programs to be relatively straightforward and transparent to shareholders, while providing benefits attractive enough to attract, retain and motivate highly qualified employees. The principal components of our compensation package for executives are:
•	Base salary

•	Annual incentive bonus

•	Long-term incentives – equity grants

•	Retirement, termination and change of control benefits

•	Other general employee benefits
     The Committee designs our overall compensation program, and makes decisions regarding individual executive compensation, in the content of a “total compensation policy” that takes into account the overall package of compensation benefits provided to each executive. Except as described below, we have not adopted any specific policies or guidelines for allocating compensation between short-term and long-term incentives or between cash and non-cash compensation. However, our philosophy is to tie a greater percentage of an executive’s compensation to the achievement of company financial and performance goals. Accordingly, base salaries are set at competitive levels, with an opportunity for each executive to be well-rewarded through the annual incentive bonus and stock option grants if the company meets its performance objectives.
Process for Determining Compensation
     The Committee typically meets at least annually to perform a strategic review of our executive officers’ overall compensation packages, including determination of awards for the past fiscal year based on satisfaction of previously established performance objectives, and adjustment of base salaries, establishment of target bonuses and performance objectives and granting of stock options for the current fiscal year. Our Chief Executive Officer performs an annual performance review of each executive officer, and provides a recommendation to the Committee regarding base salary and bonus targets for each other executive officer, which the Committee has discretion to approve or modify. The Committee then submits a recommendation regarding compensation for all executive officers to the Board for approval. The Committee meets separately on an annual basis with our Chief Executive Officer to determine his compensation.
     In 2005, the Committee retained Watson-Wyatt, a multi-national employee benefits consulting firm, to have them help design a new long-term incentive program and to review compensation levels throughout the company. We did not re-engage Watson-Wyatt for 2006, but the Committee considered the recommendations made by Watson-Wyatt in 2005 in determining the compensation packages for executives in 2006. In addition, the Committee also compares executive compensation levels against a peer group of publicly-traded financial companies (the “Compensation Peer Group”). The Compensation Peer Group is periodically updated by the Committee and consists of companies which the Committee believes are comparable in size to the company and with whom we may compete against in limited geographic situations. The Compensation Peer Group for 2006 is identified below. The Committee believes that we compete with all of the Compensation Peer Group for the recruiting and retention of executives.
Discussion of Executive Compensation Components
Base Salary
     We provide executives and other employees with a base salary to compensate them for services rendered during the year. Base salary ranges for executives are determined for each position based on market data. Base salary is designed so that the salary opportunities for a given position will be between 75% and 125% of the midpoint of the established range. In its review of base salaries for executives, the Committee considers:
•	Internal review of salary range based on available market data

•	Market data provided by consultants, when necessary

•	Internal review relative to others within the company

•	Individual performance

•	The experience and qualifications of each individual
     Salary levels are reviewed annually as part of the Executive Performance Review. Promotion and other changes in job responsibility are reviewed at the time of change or promotion.
Annual Incentive Bonus
     Performance-based bonuses comprise a significant component of the overall compensation package for each executive officer. The annual bonus of each executive officer, other than the Chief Executive Officer and Chief Financial Officer, is contingent upon satisfaction of both quantifiable and nonquantifiable performance measures established by the Committee, with the nonquantifiable component typically limited to no more than 10% of the overall bonus. The quantifiable measures are established at the beginning of each fiscal year and can be monitored by us and the executive throughout the year. These performance measures are tracked and evaluated as follows:
•	For each quantifiable performance measure selected, three levels of goals are defined to determine the amount of incentive that will be paid.

-	Acceptable – At or below this level of performance, no incentive values are payable.

-	Expected – At this level of performance, 100% of target incentive values are payable.

-	Outstanding – At this level of performance, 200% of target incentive values are payable.
•	For each non-quantifiable performance measures, discretionary judgment is applied across a spectrum ranging from minimally acceptable to clearly outstanding.
     The types of performance measures, the target performance measure levels and the weighting of each performance measure is predetermined at the beginning of each fiscal year with weights typically ranging from 10% to 30%. Performance measures include Return on Assets, Return on Equity, Deposit Growth, Asset Quality, Asset Growth, Loan Growth, Holding Company Performance, and others as needed, and are based on the performance of the bank at which each executive serves.
     Chief Executive Officer. In setting compensation for the Chief Executive Officer the Committee relied heavily on the results of several performance factors. As demonstrated by the Watson-Wyatt report, the Chief Executive Officer’s base salary is significantly below the compensation paid to executives in the Compensation Peer Group. Consistent with our performance-based philosophy, incentive compensation is a significant component in determining overall his total compensation. While other executive bonuses are based on formulas determined by the Committee, the bonus for the Chief Executive Officer is a separate process tied to subjective as well as objective factors.
     To determine the compensation package for our Chief Executive Officer, the Committee considered our financial performance as compared to our Compensation Peer Group, as well as his achievement of individual objectives and accomplishments. In addition, the Committee considered other measures such as:
➢	credit quality of the subsidiary banks, which remains strong;

➢	effective communication of our overall goals and objectives to employees;

➢	continued growth of the company through the successful acquisition in 2006 of First National Bank of Morgan and Citizens Development Corporation; and

➢	continuation of good shareholder relations.
     Chief Financial Officer. Our Chief Executive Officer typically makes a recommendation to the Committee with respect to the base salary and bonus for our Chief Financial Officer. This recommendation is based on a variety of objective and subjective factors, including the same company performance factors listed above for other Named Executive Officers as well as individual performance.

Long-term Incentives – Equity Grants
     The compensation package of each executive includes a long-term incentive component in the form of annual equity grants. We believe stock ownership more closely aligns executive and company long-term goals, and in particular provides an incentive for executives to help build shareholder value. We also believe this program provides a retentive effect by enabling executives to share in the benefits of stock price appreciation. In 2005, the Board adopted, and our shareholders approved, a new Stock Incentive Plan. Each year, the Board establishes target levels of shares for executive officers, other management positions, and employees generally. Following each year, we award stock options at levels that are either below, at or above the target levels, based on company performance that is measured according to substantially the same criteria as the annual incentive bonus.
Retirement, Termination and Change of Control Benefits
     As part of our “total compensation policy,” we offer executives the opportunity to participate in both a tax-deferred compensation plan and a supplemental executive retirement plan (SERP). The deferred compensation plan allows executives to defer a portion of their salary and bonus and thereby defer tax payable on that income. Members of the Board are also entitled to participate in the plan. The SERP is intended to supplement payments due to participants upon retirement under our other qualified plans. Participation in these plans is elective.
     We also have entered into employment contracts with certain executive officers that allow for continuation of current base salary upon termination without cause, or upon termination following a change in control of the company. These agreements provide for payments ranging from one times annual base salary to 2.99 times annual base salary. These arrangements are intended to retain our executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the banking sector. All of our change in control arrangements are “double trigger,” meaning that benefits are not awarded upon a change of control unless the executive option holder’s employment is terminated within a specified period of time following the transaction. We believe this structure strikes a balance between the incentives and the executive retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction.
     The terms of these plans are described under the heading “Post Employment and Termination Benefits” beginning on page 24.
Other General Employee Benefits
     Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health insurance, life and disability insurance, 401(k) matching contributions, and profit sharing.
2006 Executive Compensation
     This year, as we have in past years (except for 2005, when we retained Watson-Wyatt), we compared our executive compensation levels against a Compensation Peer Group. The Compensation Peer Group for 2006 consisted of the following companies:

U.S.B. Holding Co., Inc.	Oriental Financial Group, Inc.

Corus Bankshares, Inc.	Umpqua Holdings Corporation

1st Source Corporation	National Penn Bancshares, Inc.

CVB Financial Corp.	Sandy Spring Bancorp, Inc.

Capital Bancorp Ltd.	Frontier Financial Corporation

Alabama National BanCorporation	Banner Corporation

Sterling Financial	Integra Bank Corporation

Community Bank Systems, Inc.	Heartland Financial USA, Inc.

Sterling Bancshares, Inc.	First Merchants Corporation

WesBanco, Inc.	Chemical Financial Corporation
2006 Base Salary
     We increased the base salaries of Messrs. Blodnick, Strosahl, and Hippler by 5%, 21.9% and 17.3%, respectively. Our Chief Executive Officer declined a further increase in base salary. These raises were higher than the company-wide 3.75% pay raise guideline in response to our Watson-Wyatt salary review in 2005, and aligned our executive pay to be within the pay grades indicated by Watson-Wyatt’s report, except that the base salary of our Chief Executive Officer remained at approximately 50% of the recommended level. Mr. Bouchee did not receive a raise since he transitioned to part-time status during 2006.
2006 Annual Incentive Bonuses
     For 2006, we awarded a bonus to our Chief Executive Officer of $200,000, or 66.7% of his base salary. This bonus was based on the Committee’s determination that our Chief Executive Officer had met all of the performance measures for 2006 with an outstanding level of performance. Our financial results are evidenced by our performance relative to our Compensation Peer Group. In this group, Glacier Bancorp, Inc. was second in Return on Average Assets, third in Return of Average Equity and second in total return over the past three years. We maintained a strong level of credit quality through 2006, and the percentage of loans which were past due is substantially below our peer group. In addition, our Chief Executive Officer led acquisitions of a multi-bank holding company in Montana and a stand-alone bank in Utah during 2006. The Committee also considered our Chief Executive’s efforts in helping to maintain strong shareholder relations, including several investment banking trips during the year. The Committee also recognized that the base salary of our Chief Executive Officer is 50% of the average base salary for chief executive officers among our peer group. As a result, his bonus comprised a higher percentage of his base salary due to this comparatively low base salary. The Committee recommended the highest bonus acceptable to our Chief Executive Officer of $200,000.
     Messrs. Hippler and Bouchee received bonuses equal to 48% and 13% of their base salaries, respectively. Mr. Hippler’s bonus was based on the performance of his bank relative to pre-established performance targets as set by this Committee. Mr. Bouchee’s bonus was calculated according to separate performance standard set by First Security Bank, and was also lower due in part to his part-time status during the latter part of 2006.

     In addition, Mr. Strosahl received a bonus of $150,000, or 63% of his base salary. This bonus was based on the recommendation of our Chief Executive Officer to the Committee following Mr. Strosahl’s annual performance review. The Committee concurred with the Chief Executive Officer’s evaluation of the Chief Financial Officer’s outstanding job performance. In addition to the strong results in return on average assets, return on average equity and average total return compared to our Compensation Peer Group as noted above, our net interest margin on average earning assets (tax equivalent) increased by 15 basis points from the prior year while much of the financial services industry was experiencing a reduction in net interest margin. Mr. Strosahl contributed significantly to the two acquisitions completed in 2006, and served as a director of four banking subsidiaries.
Long-term Incentives
     The Committee established the following targets for option grants to our executive officers during 2006 (all figures have been adjusted to reflect stock splits and stock dividends to date):

Position	Shares
CEO	22,500
CFO	22,500
President, Subsidiary Banks >$500 million	12,000
     The Company’s performance in 2006 was in line with our budget and expectations, and therefore our executives were awarded the targeted amount of stock options. During 2006, we granted stock options to purchase an aggregate of 1,001,313 shares overall, with 69,000 of these shares (or 6.9%) granted to Named Executive Officers.
Report of Compensation Committee
     The Compensation Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management, and based on that review and discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2006 Annual 10-K Report.
Compensation Committee Members
Allen J. Fetscher (Chairperson) t James M. English t Craig A. Langel
L. Peter Larson t Douglas J. McBride t John W. Murdoch t Everit A. Sliter

Compensation Tables
     The following table shows compensation paid or accrued for the last fiscal year to Glacier’s Chief Executive Officer, Chief Financial Officer and each of the two Named Executives earning in excess of $100,000.
Summary Compensation Table

					Change in
					Pension Value
					and
					Nonqualified
					Deferred
				Option	Compensation	All Other
Name and		Salary	Bonus	Awards	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(3)	(g) (4) (5)	(h)
Michael J. Blodnick President and CEO	2006	$298,438	$200,000	$51,546	$87,009	$29,690	$666,683
James H. Strosahl Executive Vice President, CFO, and Secretary	2006	235,365	150,000	51,546	40,302	30,980	508,193
Jon W. Hippler, President, Mountain West Bank	2006	221,508	107,000	30,788	21,440	35,744	416,480
William L. Bouchee CEO, First Security Bank*	2006	95,100	12,960	30,788	—	17,982	156,830

*	Mr. Bouchee retired from the Board of Directors effective at the 2006 Annual Shareholder Meeting and is no longer considered a Named Executive, but would have been considered a Named Executive of the Company had he been a director at December 31, 2006.

(1)	Includes $100,000, $37,500, and $21,394 deferred by Messrs. Blodnick, Hippler and Strosahl, respectively, pursuant to the Company’s Deferred Compensation Plan, the material terms of which are described below under “Deferred Compensation Plan.”

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31,2006 in accordance with FAS 123(R), and include amounts awarded in and prior to 2006 (as adjusted for stock splits and stock dividends). Assumptions used to calculate this amount are included in the footnotes to Glacier’s audited financial statements for the fiscal year ended 2006, included in the Company’s accompanying Annual Report. The options expire five years from the date of grant and vest two years from the date of grant.

(3)	Represents amounts contributed by Glacier to the Named Executives’ individual account under Glacier’s Supplemental Executive Retirement Plan (“SERP”), the material terms of which are described below under “Post Employment and Termination Benefits – Supplemental Executive Retirement Plan” and above-market earnings on non-qualified deferred compensation during 2006. Earnings are credited at one-half of the Company’ current year return-on-equity, or eight percent in 2006.

(4)	Amount shown for Mr. Blodnick includes: $6,108 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $22,892 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan; $690 in life insurance premiums paid by Glacier.

Amount shown for Mr. Strosahl includes: $10,000 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $19,000 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan; $1,980 in life insurance premiums paid by Glacier.

Amount shown for Mr. Hippler includes: $6,257 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $22,743 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan; $1,980 in life insurance premiums paid by Glacier.

Amount shown for Mr. Bouchee includes: $3,269 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program; $11,649 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan; $2,164 in life insurance premiums paid by Glacier.

(5)	Does not include amounts attributable to miscellaneous benefits or perquisites received by the Name Executives. The costs to the Company of providing such benefits to any individual executive officer during the year ended December 31, 2006 did not exceed $10,000 in the aggregate.

2006 Grants of Plan-Based Awards
     The following table provides information on the grant of equity and non-equity awards during 2006.

		All Other Option Awards:
		Number Securities	Exercise or Base
		Under-	Price of	Grant Date Fair Value of
	Grant	lying Options	Option Awards (/Sh)	Stock and Option Awards
Name	Date	(#)	$	$
(a)	(b)	(c)(1)(2)	(d)(1) (3)	(e)(1) (3)
Michael J. Blodnick	1/25/06	22,500	$20.96	$96,975
James H. Strosahl	1/25/06	22,500	20.96	96,975
Jon W. Hippler	1/25/06	12,000	20.96	51,720
William L. Bouchee	1/25/06	12,000	20.96	51,720

(1)	Amounts have been adjusted to reflect applicable stock splits and stock dividends.

(2)	Stock options vest on the second anniversary of the date of grant and must be exercised within five years of the grant date, subject to certain conditions, as discussed in the section “Executive Compensation – Employee Stock Plans.”

(3)	The fair market value of the stock option award was based on the closing price of Glacier’s common stock on January 25, 2006 ($20.96), the date in which the stock option award was granted (as adjusted for stock splits and stock dividends). Information regarding the stock option awards can be found in the footnotes to Glacier’s financial statements, included in the accompanying Annual Report.
2006 Option Exercises and Stock Vested

	Option Awards
	Number of Shares Acquired
	on Exercise	Value Realized on Exercise
Name	(#)	($)
(a)	(b)(1)	(c)(1)
Michael J. Blodnick	7,284	$110,086
	12,891	163,707
James H. Strosahl	7,284	110,086
	12,891	163,020
Jon W. Hippler	5,022	68,765
	6,833	76,365
	12,891	166,037
William L. Bouchee	—	—

(1)	The value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options (the closing price of the options on the date of grant). The amounts have been adjusted to reflect applicable stock splits and stock dividends.

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		Number of Securities
	Number of Securities	Underlying Unexercised		Option Exercise
	Underlying Options	Options		Price	Option
Name	(#) Exercisable	(#) Unexercisable		($)	Expiration Date
(a)	(b)(1)	(c)(1)		(d)(1)	(e)
Michael J. Blodnick	6,833			$8.49	1/30/2007
	7,734			9.45	1/29/2008
	7,032			13.37	1/28/2009
		7,443	(2)	16.67	1/26,2010
		22,500	(3)	20.96	1/25/2011
James H. Strosahl	6,833			8.49	1/30/2007
	7,734			9.45	1/29/2008
	7,032			13.37	1/28/2009
		7,443	(2)	16.67	1/26,2010
		22,500	(3)	20.96	1/25/2011
Jon W. Hippler	7,734			9.45	1/27/2008
	7,032			13.37	1/28/2009
		7,443	(2)	16.67	1/26/2010
		12,000	(3)	20.96	1/25/2011
William L. Bouchee	7,032			13.37	1/28/2009
		7,443	(2)	16.67	1/26/2010
		12,000	(3)	20.96	1/25/2011

(1)	As adjusted for subsequent stock splits and stock dividends

(2)	Options became fully vested January 26, 2007

(3)	Options become fully vested January 25, 2008
Employee Stock Plans
     The Company has previously maintained an employee stock option plan, including the 1995 Employee Stock Option Plan (“1995 Plan”), which was approved by the Board of Directors and the shareholders. The 1995 Plan provided for the grant of incentive and nonqualified stock options, had a term of 10 years, and expired in February of 2005. Although no options may be issued under the 1995 Plan, the plan has granted but unexercised options outstanding.
     At the 2005 Annual Meeting, shareholders of Glacier approved the 2005 Stock Incentive Plan (“2005 Plan”), the successor to the 1995 Plan. The 2005 Plan provides for awards of stock based incentive compensation to eligible employees, consultants, and directors of the Company or its affiliates. Shares of Glacier common stock are issuable under the 2005 Plan in the form of stock options, share appreciation rights, restricted shares, restricted share units and unrestricted shares, deferred share units, and performance awards.
     The 2005 Plan is effective for ten years and limits the grant of shares to any one eligible individual to a maximum of 562,500 shares during the term of the 2005 Plan. The aggregate number of shares available for issuance under the 2005 Plan is 4,687,500, of which no more than 3,187,500 may be granted in a form other than stock options and stock appreciation rights. All share amounts have been adjusted for applicable stock splits and stock dividends.

Post Employment and Termination Benefits
2006 Nonqualified Deferred Compensation

	Executive	Aggregate	Aggregate
	Contribution in	Earnings in Last	Balance at Last
	Last FY	FY	FYE
Name	($)	($)	($)
(a)	(b) (1)	(c) (2)	(d)
Michael J. Blodnick	$100,000	$36,252	$589,397
James H. Strosahl	37,500	25,657	383,870
Jon W. Hippler	21,394	7,241	97,754
William L. Bouchee	—	—	—

(1)	Amounts deferred pursuant to the Deferred Compensation Plan, which are reported as compensation to each of the Named Executives in the Summary Compensation Table. The materials terms of the Deferred Compensation Plan are described below.

(2)	Earnings on amounts deferred under the Deferred Compensation Plan are credited at one-half of the Company’s current year return-on-equity, or 8% in 2006.
     Deferred Compensation Plan. Since December 1995, Glacier has maintained a non-qualified and non-funded deferred compensation plan (the “Deferred Plan”) for directors and key employees. The Deferred Plan permits eligible directors and officers of the Company to defer certain income that would otherwise be taxable as earned and paid in the ordinary course. The Deferred Plan was subsequently amended principally in response to the recent enactment of Section 409A of Internal Revenue Code of 1986, and permit participants to elect cash-out distributions, and to make new distribution elections on terms that conform with the restrictions set forth in Section 409A.
     As amended and restated, the Plan permits a designated officer or key employee to annually defer up to 50% of his or her salary, as well as up to 100% of any cash bonuses. A non-employee director may elect to have any portion of his or her director’s fees deferred into an account. The restated Deferred Plan also provides that the post-2004 rate of return on deferred compensation accounts will equal fifty percent (50%) of the Company’s return-on-average-equity (whether positive or negative) as of December 31 for such year. This change is expected to limit the Company’s future compensation expense while retaining the Deferred Plan’s performance-based nature.
Pension Benefits

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b) (1)	(c) (2)	(d) (3)	(e)
Michael J. Blodnick	SERP	N/A	$512,524	—
James H. Strosahl	SERP	N/A	124,380	—
Jon W. Hippler	SERP	N/A	38,287	—
William L. Bouchee	N/A	N/A	N/A	N/A

(1)	The terms of the Supplement Executive Retirement Plan (SERP) are described below.

(2)	There are no minimum service requirements under the SERP.

(3)	Based on the amounts accrued through fiscal year 2006, in the event the executive were to leave employment, each of the Name Executives would generally receive five annual installments under the SERP, payable in the following amounts: Mr. Blodnick; $102,504; Mr. Strosahl $24,876; and Mr. Hippler $7,657.

     Supplemental Executive Retirement Plan. In December 1995, the Board adopted a nonqualified and nonfunded Supplemental Executive Retirement Plan (the “SERP”) for senior executive officers and entered into separate Supplemental Executive Retirement Agreements with the executives. The SERP is intended to supplement payments due to participants upon retirement under the Company’s other qualified plans. In general, the SERP provides that Glacier will credit each participating executive’s account on an annual basis, an amount equal to employer contributions that would have otherwise been allocated to the executive’s account under the tax-qualified plans were it not for limitations imposed by the Internal Revenue Service, or participation in the Deferred Plan. Payments under the SERP will be made in five annual installments upon the executive leaving employment, the first of which will be paid on the first day of the second month upon retirement. In the event of a change in control, the amounts in the individual SERP accounts will be deposited into a trust, and the Company will continue to be obligated to provide for the benefits under the SERP. In the event the executive is terminated for Just Cause (as defined), no benefits will be payable to the executive under the SERP and all obligations of the Company with respect to the executive’s SERP cease.
     In 2005, the SERP was amended to principally mirror those changes described above for the Company’s Deferred Plan, namely: permitting participants to make cash-out elections and new distribution elections, and providing that, for years after 2004, the account balance for each participant will be credited with a rate of return that is equal to fifty (50%) of the Company’s return-on-average equity.
Employment Arrangements
     Below are summaries of certain agreements between executive officers listed in the compensation table and the Company or it’s subsidiaries. These summaries are qualified in their entirety by the individual agreements.
     Michael J. Blodnick Employment Agreement. During calendar year 2006, Mr. Blodnick’s employment was governed by an employment agreement dated January 1, 2006. The Agreement terminated December 31, 2006 and a new agreement was entered into effective January 1, 2007. Mr. Blodnick’s agreement provides for an annual salary (currently $315,000), with subsequent increases subject to the recommendation of the Compensation Committee and the Board’s review of Mr. Blodnick’s compensation and performance. Incentive compensation is to be determined by the Board, as recommended by the Compensation Committee, and any bonus will be payable not later than January 31 of the year following the year in which the bonus is earned. If Mr. Blodnick’s employment is terminated by the Company without cause (as defined) or by Mr. Blodnick for good reason (as defined) during the term of the agreement, Mr. Blodnick will receive, for the remainder of the term, the salary and other benefits he would have been entitled to if his employment had not terminated. Mr. Blodnick is prohibited from competing with the Company or its subsidiaries during the term of the agreement and for a three-year period following his termination of employment.
     If Mr. Blodnick’s employment is terminated by the Company within three years following a change of control (as defined), or in some circumstances following the announcement of a change of control that subsequently occurs, other than for cause, the agreement provides that Mr. Blodnick will be entitled to receive an amount equal to 2.99 times his then current annual salary, payable in 36 monthly installments, plus continued employment benefits for 2.99 years following termination. This amount (2.99 times annual salary plus continuation of benefits) would also be payable if Mr. Blodnick terminates his employment within three years of a change of control. The agreement provides that the payments to be received by Mr. Blodnick will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. In addition, the payments and benefits to be received by Mr. Blodnick will be reduced by any compensation that he receives from the Company or its successor following a change in control.
     James H. Strosahl Employment Agreement. During calendar year 2006, Mr. Strosahl’s employment was governed by an employment agreement dated January 1, 2006 that terminated December 31, 2006. Mr. Strosahl announced his retirement effective March 31, 2007 therefore, his contract was not renewed.
     The table below shows the maximum amounts that could be paid to the Chief Executive Officer and Chief Financial Officer under their respective agreements. The following information is based on (i) the executives’ compensation at December 31, 2006; and (ii) assumes the triggering event was December 31, 2006.

	Chief Executive Officer (1)		Chief Financial Officer (1)
		Termination		Termination
		(without cause) or		(without cause) or
	Termination	Termination by	Termination	Termination by
	(without cause) or	Executive Due to a	(without cause) or	Executive Due to a
	by Executive (with	Change in Control	by Executive (with	Change in Control
	good reason)	(2)	good reason)	(2)
Base salary	$300,000	$897,000	$237,000	$474,000
Targeted bonus	200,000	598,000	150,000	300,000
Healthcare and other benefits	6,003	17,949	6,479	12,957
401(k) employer contribution (3)	70,000	209,300	54,180	108,360
Fair market values of accelerated equity vesting (4)	—	136,132	—	136,132
Accrued Vacation	23,077	69,000	18,231	36,462
Perquisites	—	—	—	—

Total	$599,080	$1,927,381	$465,889	$1,067,911

(1)	In the event of death or disability, executive, or if applicable his estate, would be paid any amounts earned through the termination date.

(2)	Represents payments to the Named Executive in the event of termination for the following reasons: (i) “without cause” within three years of a change in control, (ii) before a change in control and within six months of termination a change in control occurs, or (iii) executive terminates his employment within three years of a change in control.

(3)	Includes profit-sharing at 11%.

(4)	For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2006 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change of control, the per-share settlement stock price would be higher than that used in this table.
     Jon W. Hippler and William L. Bouchee Employment Agreements. During calendar year 2006, Mr. Hippler’s employment was governed by an employment agreement dated January 1, 2006 with Mountain West Bank, as ratified by the Company. The Agreement terminated December 31, 2006 and a new agreement was entered into effective January 1, 2007. During calendar year 2006, Mr. Bouchee’s employment was governed by an employment agreement dated January 1, 2006 with First Security Bank of Missoula, as ratified by the Company. The Agreement terminated December 31, 2006 and a new agreement was entered into effective January 1, 2007.
     The agreements for Messrs. Hippler and Bouchee are substantially the same, except that Mr. Hippler’s current salary is $231,155 and Mr. Bouchee’s is $99,600. In both cases, incentive compensation is to be determined by each bank’s Board of Directors, ratified by the Company’s Board of Directors, and any bonuses will be payable not later than January 31 of the year following the year in which the bonus is earned. If Mr. Hippler’s or Mr. Bouchee’s employment is terminated without cause (as defined) or by either of them for good reason (as defined) during the term of the agreement, Mr. Hippler or Mr. Bouchee, as the case may be, will receive, for the remainder of the term, the salary and other benefits he would have been entitled to if his employment has not terminated. Messrs. Hippler and Mr. Bouchee are prohibited from competing with the Company or any of its subsidiaries during the term of the agreement and for a one-year period following termination of employment.
     If Mr. Hippler’s or Mr. Bouchee’s employment is terminated within two years following a change of control (as defined), or in some cases following the announcement of a change of control that subsequently occurs, otherwise than for cause, the agreements provide that Mr. Hippler or Mr. Bouchee, as the case may be, will be entitled to receive an amount equal to one times his then current annual salary, payable in 12 monthly installments, plus continued employment benefits for one year following termination. This amount (one times annual salary plus continuation of benefits) would also be payable if Mr. Hippler or Mr. Bouchee terminates his employment within two years of a change of control. The agreement provides that the payments to be received by Mr. Hippler or Mr. Bouchee, as the case may be, will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. In addition, the payments and benefits to be received by Mr. Hippler or Mr. Bouchee, as the case may be, will be reduced by any compensation that he receives following a change in control.
     The table below shows the maximum amounts that could be paid to Messrs. Hippler and Bouchee under their respective agreements. The following information is based on (i) the executive’s compensation at December 31, 2006; and (ii) assumes the triggering event was December 31, 2006.

	Jon W. Hippler (1)		William L. Bouchee (1)
		Termination		Termination
		(without cause) or		(without cause) or
	Termination	Termination by	Termination	Termination by
	(without cause) or	Executive	(without cause) or	Executive
	by Executive (with	Due to a Change in	by Executive (with	Due to a Change in
	good reason)	Control (2)	good reason)	Control (2)
Base salary	$222,800	$222,800	$96,000	$96,000
Targeted bonus	107,000	107,000	12,960	12,960
Healthcare and other benefits	6,479	6,479	4,408	4,408
401(k) employer contribution (3)	46,172	46,172	15,254	15,254
Fair market values of accelerated equity vesting (4)	—	99,592	—	99,592
Accrued Vacation	17,138	17,138	7,385	7,385
Perquisites	—	—	—	—
Total	$399,589	$499,181	$135,647	$235,239

(1)	In the event of death or disability, executive, or if applicable his estate, would be paid any amounts earned through the termination date.

(2)	Represents payments to the Named Executive in the event of termination for the following reasons: (i) “without cause” within two years of a change in control, (ii) before a change in control and within six months of termination a change in control occurs, or (iii) executive terminates his employment within three years of a change in control.

(3)	Includes profit sharing at 11%.

(4)	For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2006 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change of control, the per-share settlement stock price would be higher than that used in this table.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Executive Officers who are not Directors
     The following table sets forth information with respect to the Named Executives who are not directors or nominees for director of the Company, and executive officers and directors as a group. All executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

Amount and Nature of
Beneficial Ownership of
Common Stock as of
Name and Age	Position	January 15, 2007*
James H. Strosahl, 65	Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company; employed since 1993 (1)	109,217 (2) .209%
Ron J. Copher, 49	Senior Vice President (3)	0
Executive officers and directors as a group (11 individuals)		2,371,843 (4) 4.53%

*	Share amounts have been adjusted to reflect all stock splits and stock dividends on Glacier stock.

(1)	Mr. Strosahl is also a director of the following Company subsidiaries: Glacier Bank, Glacier Bank of Whitefish, First Security Bank and Mountain West Bank. Mr. Strosahl intends to retire from the Company effective March 31, 2007.

(2)	Includes 87,008 shares held jointly with Mr. Strosahl’s wife with whom voting and dispositive power is shared; and 22,209 shares that could be acquired within 60 days by the exercise of stock options and other rights.

(3)	Mr. Copher was appointed Senior Vice President effective December 22, 2006 and will serve in that capacity during his transition to Chief Financial Officer following Mr. Strosahl’s retirement. Mr. Copher is a certified public accountant and prior to joining Glacier, was the chief financial officer of Oak Hill Financial, Inc.

(4)	Includes 151,704 shares held by executive officers and directors as a group that could be acquired within 60 days by the exercise of stock options and other rights.
Beneficial Owners
     The following table includes information as of December 31, 2006 concerning the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock on the Annual Meeting record date.

	Amount and Nature
Name and Address of	of Beneficial
Beneficial Owner	Ownership (1)	Percent of Class
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	4,055,861	7.7%

Columbia Wanger Asset Management, L.P. (3) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	4,349,718	8.3%

(1)	Pursuant to rules promulgated by the SEC under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares.

(2)	Based on an amended Schedule 13G filed under the Exchange Act. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on the amended Schedule 13G filed under the Exchange Act, the securities are owned by Columbia Wanger Asset Manager, L.P. (“WAM”), a registered investment advisor, WAM Acquisition GP, Inc. (“WAM GP”), the general partner of WAM, and Columbia Acorn Trust (“Acorn”), a registered investment company. Persons other than WAM and WAM GP, including Acorn, are entitled to receive all dividends from, and proceeds from the sale of, those securities. Acorn is the beneficial owner of 8.03% of Glacier common stock.
TRANSACTIONS WITH MANAGEMENT
Certain Transactions
     Transactions between Glacier or its affiliates and related persons (including directors and executive officers of the Company or their immediate family) must generally be approved by the Audit Committee (or a comparable committee of independent disinterested directors), in accordance with the policies and procedures set forth in the policy governing Related Persons Transactions adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” shall be consummated only if the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.
     During 2006 certain directors and executive officers of Glacier and its subsidiaries, and their associates, were customers of one or more of Glacier’s subsidiary banks, and it is anticipated that such individuals will continue to be customers in the future. All transactions between Glacier’s subsidiary banks and Glacier’s executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS
     Section 16(a) of the Securities Exchange Act of 1934 requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC regarding beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.
     Based solely on our review of the copies of the filings that we received for the fiscal year ended December 31, 2006, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) on a timely basis.
REGISTERED PUBLIC ACCOUNTANTS
     BKD, LLP (“BKD”), independent registered public accounting firm, performed the audit of our consolidated financial statements, which include our subsidiaries, for the year ended December 31, 2006. A representative of BKD will be present at the Annual Meeting and will be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires.
Fees Paid to Independent Registered Public Accounting Firm
     The following table sets forth the aggregate fees charged to the Company by BKD, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2006 and 2005 fiscal years.

Fee Category	Fiscal 2006	% of Total	Fiscal 2005	% of Total
Audit Fees	701,326	99.9%	$489,270	100%
Audit-Related Fees	200	.1%	0	0%
Tax Fees	0	0%	0	0%
All Other Fees		0%	0	0%

Total Fees	701,526	100%	$489,270	100%

     Audit Fees. Consists of fees billed to Glacier for professional services rendered by BKD in connection with the audits of our financial statements and the effectiveness of internal controls over financial accounting, and the reviews of financial statements included in Glacier’s Form 10-Q’s or services to Glacier in connection with statutory or regulatory filings or engagements.
     Audit-Related Fees. Fees relate to technical accounting research in 2006.
     Tax Fees. There were no fees incurred for tax services for the fiscal years ended December 31, 2006 and 2005.
     All Other Fees. There were no fees for services not included above for the fiscal years ended December 31, 2006 and 2005.
     In considering the nature of the services provided by BKD, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BKD and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Act, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The services performed by BKD in 2006 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that BKD may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by BKD in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.
     Services provided by BKD during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.
     Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
     In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from BKD when time is of the essence.
     The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.
OTHER BUSINESS
     The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder Proposals
     In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than December 1, 2007 and should contain such information as is required under the Company’s Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after December 1, 2007, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations
     The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than December 1, 2007. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Glacier stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of Glacier you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.
Copy of Bylaw Provisions
     You may contact the Company’s Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
ANNUAL REPORT TO SHAREHOLDERS
     Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2006, including financial statements. Written requests for the Form 10-K should be addressed to Ron J. Copher, at 49 Commons Loop, Kalispell, Montana 59901.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
     In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions fro one or more of the shareholders. We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Marketing Director at the address and number written above. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above

March 30, 2007	BY ORDER OF THE BOARD OF DIRECTORS

James H. Strosahl, Secretary~

GLACIER BANCORP, INC.
PROXY
PLEASE SIGN AND RETURN IMMEDIATELY
This Proxy Is Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Allen J. Fetscher and L. Peter Larson, and each of them (with full power to act alone), my Proxies, with full power of substitution as Proxy, and hereby authorizes Messrs. Fetscher and Larson to represent and to vote, as designated below, all the shares of common stock of Glacier Bancorp, Inc., held of record by the undersigned on March 1, 2007, at the Annual Meeting of Shareholders to be held on April 25, 2007, or any adjournment of such Annual Meeting.
1.	ELECTION OF DIRECTORS FOR CLASS TO EXPIRE IN 2010
A.	I vote FOR all nominees listed below (except as marked to the contrary below) ❒

B.	I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below:
James M. English ◆ Jon W. Hippler ◆ Douglas J. McBride
C.	I WITHHOLD AUTHORITY to vote for all nominees listed above. ❒
2.	WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting or any adjournment thereof.

THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSAL LISTED UNLESS AUTHORITY IS WITHHELD, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.
     Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.
The Board of Directors recommends a vote “FOR” the listed proposal.

	, 2007		, 2007

Signature of Shareholder		Signature of Shareholder
ALL JOINT OWNERS MUST SIGN.
WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN.